                                                                       Exhibit 5

Dominion Resources, Inc.
P.O. Box 26532
Richmond, VA 23261

May 19, 1999

Board of Directors
Dominion Resources, Inc.
P.O. Box 26532
Richmond, VA 23261

Dear Sir/Madam:

I am Vice President and General Counsel of Dominion Resources, Inc. (the Company), and I have advised the Company in connection with the registration, pursuant to an amended Registration Statement on Form S-4 (the Registration Statement) being filed with the Securities and Exchange Commission under the Securities Act of 1933, of 250,169,392 shares of the Company's Common Stock, without par value (the Common Stock), to be issued pursuant to the amended and restated merger agreement between the Company and Consolidated Natural Gas
(CNG), dated as of May 11, 1999. In connection with the filing of the Registration Statement, you have requested my opinion concerning certain corporate matters.

I am of the opinion that the issuance of Common Stock has been duly authorized and when issued in accordance with the terms and provisions of the merger agreement and as described in the joint proxy statement/prospectus, the shares of Common Stock will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons where consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations thereunder.

Very truly yours,

/s/ James F. Stutts

James F. Stutts, Esq.
Vice President and General Counsel